CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,050,000	$120.33

Pricing supplement no. 453
To prospectus dated November 14, 2011,	Registration Statement No. 333-177923
prospectus supplement dated November 14, 2011 and	Dated June 5, 2012
product supplement no. 7-II dated November 16, 2011	Rule 424(b)(2)

Structured Investments	$1,050,000 10.80% per annum Single Observation Reverse Exchangeable Notes due June 10, 2013 Linked to the Common Stock of Bank of America Corporation
General
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The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us.  Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stock, in particular, and be willing to lose some or all of their principal at maturity.

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The notes will pay 10.80% per annum interest over the term of the notes.  However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the Final Share Price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and Unsubordinated obligations of JPMorgan Chase & Co. maturing June 10, 2013*.
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Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof.
Key Terms
Reference Stock:	The common stock, par value $0.01 per share, of Bank of America Corporation (New York Stock Exchange symbol “BAC”). We refer to Bank of America Corporation as “Bank of America.”
Interest Rate:	10.80% per annum
Buffer Amount:	$3.55 initially, which is equal to 50.00% of the Initial Share Price, subject to adjustments
Pricing Date:	June 5, 2012
Settlement Date:	On or about June 8, 2012
Observation Date*:	June 5, 2013
Maturity Date*:	June 10, 2013
CUSIP:	48125VF54
Interest Payment Dates*:
Interest on the notes will be payable monthly in arrears on the 8th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing July 8, 2012.  See “Selected Purchase Considerations - Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:
The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the Reference Stock.  You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially). If the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof).  Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	140.8451 shares of the Reference Stock per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:
$7.10, the closing price of the Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor.  The Initial Share Price is subject to adjustments in certain circumstances.  See “General Terms of Notes – Anti-Dilution Adjustments” and “General Terms of Notes – Reorganization Events” in the accompanying product supplement no. 7-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date
Stock Adjustment Factor:	Set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 7-II

*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 7-II, as applicable.

Investing in the Single Observation Reverse Exchangeable Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 7-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$27.50	$972.50
Total	$1,050,000	$28,875	$1,021,125
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $27.50 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $22.50 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 7-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 5, 2012

Recent Developments

One credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains.  We disclosed that the Chief Investment Office's synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed.  We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; “Risk Factors – Risk Management – JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011; and “Selected Risk Considerations – Credit Risk of JPMorgan Chase & Co.” in this pricing supplement for further discussion.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 7-II dated November 16, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 7-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 7-II dated November 16, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007680/e46240_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement which is higher than the yield currently available on debt securities of comparable maturity issued by us.  Because the notes are our unsecured and unsubordinated obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement. Interest will be payable monthly in arrears on the 8th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing July 8, 2012. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.  For example, the monthly Interest Payment Date for July 2012 is July 8, 2012, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on July 9, 2012, the next succeeding business day.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price by more than the Buffer Amount ($3.55 initially). However, if the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), you could lose the entire principal amount of your notes.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 7-II. Based on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that requires you to purchase the Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity under circumstances where the payment due at maturity is the Physical Delivery Amount and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-1

In determining our reporting responsibilities, we intend to treat approximately 9.91% of each interest payment as interest on the Deposit and the remainder as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale.
Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.
Non-U.S. Holders - Additional Tax Consideration
Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 7-II dated November 16, 2011.
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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially). Under certain circumstances, you will receive at maturity a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). The market value of the shares of the Reference Stock delivered to you as the Physical  Delivery Amount or the Cash Value thereof will most likely be less than the principal amount of your notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the closing price of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), you will be fully exposed to any depreciation in the Reference Stock from the Initial Share Price to the Final Share Price.  Because the Final Share Price will be determined based on the closing price of the Reference Stock on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level not less than the Initial Share Price by more than the Buffer Amount ($3.55 initially).  This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
In particular, one credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains.  These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Recent Developments” in this pricing supplement; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and “Risk Factors – Risk Management – JPMorgan Chase's framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 7-II for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuer, including extending loans to, or making equity investments in, the Reference Stock issuer or providing advisory services to the Reference Stock issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuer, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-2

factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the Final Share Price is not less than the Initial Share Price by more than the Buffer Amount ($3.55 initially).  If the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), the benefit provided by the Buffer Amount ($3.55 initially) will be eliminated and you will be fully exposed to any decline in the closing price of the Reference Stock from the Initial Share Price to the Final Share Price.

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VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of the Reference Stock could be less than the Initial Share Price by more than the Buffer Amount ($3.55 initially) on the Observation Date.  The Reference Stock’s volatility, however, can change significantly over the term of the notes.  The closing price of the Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — Unless the Final Share Price is less than the Initial Share Price by more than the Buffer Amount ($3.55 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

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NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock issuer. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement or in product supplement no. 7-II.  You should undertake your own investigation into the Reference Stock and the Reference Stock issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock, or instruments related to the Reference Stock.  We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 7-II.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-3

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Bank of America is derived from publicly available sources and is provided for informational purposes only.  According to its publicly available filings with the SEC, Bank of America provides a diversified range of banking and non-banking financial services and products domestically and internationally.  The common stock of Bank of America, par value $0.01 per share (Bloomberg Ticker: BAC), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 7-II.  Information provided to or filed with the SEC by Bank of America pursuant to the Exchange Act can be located by reference to SEC file number 001-06523, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 5, 2007 through June 1, 2012. The closing price of the Reference Stock on June 5, 2012 was $7.10.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Stock on the Observation Date.  We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment.  We make no representation as to the amount of dividends, if any, that Bank of America will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Historical Performance of Bank of America Corporation

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-4

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices. The numbers appearing in the following table and examples have been rounded for ease of analysis.  For this table of hypothetical payments at maturity, we have also assumed the following:
•	the Initial Share Price:	$7.10	•	the Buffer Amount (in U.S. dollars):	$3.55
•	the Interest Rate:	10.80% per annum over the term of the notes	•	the Buffer Amount:	50.00%

Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Total Value of Payment Received at Maturity **
$14.20	200%	$1,000.00	$1,000.00
$7.46	105%	$1,000.00	$1,000.00
$7.10	100%	$1,000.00	$1,000.00
$6.74	95%	$1,000.00	$1,000.00
$3.55	50%	$1,000.00	$1,000.00
$2.84	40%	140 shares of the Reference Stock or the Cash Value thereof	$400.00
$1.78	25%	140 shares of the Reference Stock or the Cash Value thereof	$250.00
$0.00	0%	140 shares of the Reference Stock or the Cash Value thereof	$0.00
**
Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash.  Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The Final Share Price is $7.46.  Because the Final Share Price of $7.46 is greater than the Initial Share Price of $7.10, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The Final Share Price is $2.84.  Because the Final Share Price of $2.84 is less than the Initial Share Price of $7.10 by more than the Buffer Amount, you will receive the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity.  Because the Final Share Price of the Reference Stock is $2.84, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $400.00.

Example 3:  The Final Share Price of $3.55 is less than the Initial Share Price of $7.10 but is not less than the Initial Share Price by more than the Buffer Amount.  Because the Final Share Price is not less than the Initial Share Price by more than the Buffer Amount, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $3.55 is less than the Initial Share Price of $7.10.

Regardless of the performance of the Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of $108.00 over the term of the notes. The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price.  On the Pricing Date, the Initial Share Price was $7.10, the Buffer Amount was $3.55 and the Physical Delivery Amount was 140.8451 shares of the Reference Stock, in each case subject to adjustments.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-5

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Bank of America Corporation	PS-6